FOR IMMEDIATE RELEASE

   October 1, 2010

               Contact:   Susan M. Jordan

         732-577-9997

UMH PROPERTIES, INC. DECLARES DIVIDEND

FREEHOLD, NJ, October 1, 2010…...........Eugene W. Landy, Chairman of the Board of UMH Properties, Inc. (NYSE Amex:UMH) announced that, on October 1, 2010, the Board of Directors declared a quarterly cash dividend of $0.18 per share payable December 15, 2010 to shareholders of record at the close of business November 15, 2010.  The Company’s annual dividend rate is $0.72 per share.

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates thirty manufactured home communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.  UMH has been in operation since 1968, operating as a public company since 1985.

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